Exhibit 99.1

OMNIVISION REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER OF FISCAL 2013

~ Third Quarter Revenues Grow 128.7% Year-Over-Year ~

SANTA CLARA, Calif., — February 28, 2013 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading developer of advanced digital imaging solutions, today reported financial results for the third quarter of fiscal 2013 that ended on January 31, 2013.

Revenues for the third quarter of fiscal 2013 were $423.5 million, as compared to $390.1 million in the second quarter of fiscal 2013, and $185.2 million in the third quarter of fiscal 2012. GAAP net income in the third quarter of fiscal 2013 was $21.3 million, or $0.40 per diluted share, as compared to net income of $10.3 million, or $0.19 per diluted share in the second quarter of fiscal 2013, and $111,000, or $0.00 per diluted share in the third quarter of fiscal 2012. For the third quarter of fiscal 2013, the Company recorded a tax benefit of approximately $3.2 million that resulted from the retroactive extension of the U.S. Federal Research and Development tax credit when the American Taxpayer Relief Act was signed into law on January 2, 2013.

Non-GAAP net income in the third quarter of fiscal 2013 was $31.5 million, or $0.56 per diluted share. Non-GAAP net income in the second quarter of fiscal 2013 was $18.6 million, or $0.33 per diluted share. Non-GAAP net income in the third quarter of fiscal 2012 was $7.4 million, or $0.13 per diluted share. Non-GAAP net income excludes stock-based compensation expenses and the related tax effects. Please refer to the attached schedule for a reconciliation of GAAP net income to non-GAAP net income for the three and nine months ended January 31, 2013 and 2012 and for the three months ended October 31, 2012.

GAAP gross margin for the third quarter of fiscal 2013 was 16.9%, as compared to 16.6% for the second quarter of fiscal 2013 and 24.2% for the third quarter of fiscal 2012. The sequential increase in third quarter gross margin reflected primarily a favorable change in product mix.

The Company ended the period with cash, cash equivalents and short-term investments totaling $220.3 million, an increase of $80.7 million from the previous quarter. The increase was attributable to cash provided by operating activities in the third quarter of fiscal 2013.

“I am proud to report that we have set a new record for ourselves in the third quarter, in both dollar revenues and unit shipments. It is also the fourth consecutive quarter that OmniVision has posted higher revenues,” said Shaw Hong, chief executive officer of OmniVision Technologies, Inc. “We are also pleased to report an incremental improvement in gross margin, while at the same time noting that more work remains.”

Outlook

Based on current trends, the Company expects revenues for the fourth quarter of fiscal 2013 will be in the range of $300 million to $330 million and GAAP net income per share will be between $0.00 and $0.15 per diluted share. Excluding the estimated expense and related tax effects associated with stock-based compensation, the Company expects its non-GAAP net income per share will be between $0.14 and $0.29 per diluted share. Refer to the table below for a reconciliation of GAAP to non-GAAP net income.

Conference Call

OmniVision Technologies, Inc. will host a conference call today at 5:00 p.m. Eastern time to discuss these results further. This conference call can be accessed via a webcast at www.ovt.com. The call can also be accessed by dialing 866-770-7120 (domestic) or 617-213-8065 (international) and entering passcode 32627913.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for one week beginning approximately one hour after the conclusion of the call. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 65296443.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCubeChip™ products using CameraCubeChip™, OmniBSI™, OmniBSI+™, OmniBSI-2™, OmniPixel®, OmniPixel2™, OmniPixel3™ and OmniPixel3-HS™ technologies are highly integrated, single-chip CMOS image sensors for consumer and commercial applications including mobile phones, tablets, notebooks and webcams, entertainment devices, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements relating to our expectations regarding revenues and earnings per share for the three months ending April 30, 2013 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our ability to maintain and increase sales to current key customers and end-users of our products; competition in current and emerging markets for image sensor products, including pricing pressures that could result from competition; our ability to increase the average selling prices or lower the costs associated with the development and manufacture of our new, complex products and technologies; fluctuations of wafer manufacturing costs, manufacturing yields, manufacturing capacity and other manufacturing processes and the impact on gross margins; the continued growth and development of current markets and the emergence of new markets in which we sell, or may sell, our products; fluctuations in sales mix and average selling prices; our ability to timely complete the product development cycle for new sensors; our ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phones, tablets, notebooks and webcams, entertainment devices, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems; our dependence on third party wafer foundries and their ability to manufacture our wafers in the required quantities, at acceptable quality, yields and costs, and in a timely manner; our ability to accurately forecast customer demand for our products; the impact of general economic conditions on orders from the end-user customers of our products; the market acceptance of products into which our products are designed; the development, production, introduction and marketing of new products and technology; the occurrence of litigation regarding our intellectual property or indemnification claims from our suppliers or customers relating to our intellectual property; our strategic investments and relationships, and other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent Annual Report on Form 10-K and recent Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding of both its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income and net income per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expenses and the related tax effects. The non-GAAP financial measures which the Company discloses also exclude the effects of stock-based compensation on the number of basic and diluted common shares used in calculating non-GAAP basic and diluted net income per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of the Company’s performance. The Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income and non-GAAP net income per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-to-period comparisons. The Company views non-GAAP net income per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to paid-in capital, it has no effect on total stockholders’ equity. As the calculation of non-GAAP financial measures differs between companies, the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures used by other companies. Other than stock-based compensation and the related tax effects, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and basic and diluted share items to exclude the accounting treatment of stock-based compensation, they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying stock-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its stock-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and net income per share on a basis prepared in accordance with GAAP to enable investors to consider net income and net income per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use, nor does the Company intend to use, the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expenses and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock, stock market volatility, expected option life, risk-free interest rates, and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP NET INCOME PER DILUTED SHARE

TO PROJECTED NON-GAAP NET INCOME PER DILUTED SHARE

(unaudited)

	Three Months Ending April 30, 2013
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Net income per share	$0.00	$0.15	$0.14	(1)	$0.14	$0.29

(1)                                 Reflects estimated adjustment for expense and related tax effects associated with stock-based compensation.

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	January 31,	April 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$194,841	$290,492
Short-term investments	25,460	40,515
Accounts receivable, net of allowances for doubtful accounts and sales returns	171,926	107,793
Inventories	373,335	291,340
Prepaid and deferred income taxes	2,397	4,083
Prepaid expenses and other current assets	9,362	8,542
Total current assets	777,321	742,765
Property, plant and equipment, net	162,182	144,792
Long-term investments	132,866	128,940
Goodwill	10,227	10,227
Intangibles, net	60,037	69,028
Other long-term assets	21,901	7,205
Total assets	$1,164,534	$1,102,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$152,347	$159,860
Accrued expenses and other current liabilities	34,660	35,416
Income tax payable	1,000	987
Deferred revenues, less cost of revenues	16,199	10,115
Current portion of long-term debt	3,739	3,146
Total current liabilities	207,945	209,524
Long-term liabilities:
Long-term income taxes payable	85,761	88,159
Non-current portion of long-term debt	35,735	39,337
Other long-term liabilities	4,768	5,058
Total long-term liabilities	126,264	132,554
Total liabilities	334,209	342,078

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 74,523 shares issued and 53,924 outstanding at January 31, 2013 and 72,964 shares issued and 52,365 outstanding at April 30, 2012, respectively	74	73
Additional paid-in capital	611,096	575,935
Accumulated other comprehensive income	3,274	2,970
Treasury stock, 20,599 at January 31, 2013 and April 30, 2012, respectively	(278,683)	(278,683)
Retained earnings	494,564	460,584
Total stockholders’ equity	830,325	760,879
Total liabilities and stockholders’ equity	$1,164,534	$1,102,957

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2013	2012	2013	2012
Revenues	$423,513	$185,193	$1,071,714	$679,183
Cost of revenues	352,027	140,337	886,329	480,273
Gross profit	71,486	44,856	185,385	198,910

Operating expenses:
Research, development and related	27,380	26,193	86,589	83,565
Selling, general and administrative	18,221	15,842	55,080	47,716
Amortization of acquired patent portfolio	2,321	2,321	6,964	6,964
Total operating expenses	47,922	44,356	148,633	138,245

Income from operations	23,564	500	36,752	60,665
Benefit from acquisition of production operations from VisEra	—	—	—	8,626
Equity in earnings of investees, net	923	543	3,255	2,238
Interest expense, net	(715)	(734)	(2,201)	(1,203)
Other income (expense), net	(5)	(220)	311	(1,359)
Income before income taxes	23,767	89	38,117	68,967

Provision for (benefit from) income taxes	2,459	(22)	4,137	5,799
Net income	$21,308	$111	$33,980	$63,168

Net income per share:
Basic	$0.40	$0.00	$0.64	$1.09
Diluted	$0.40	$0.00	$0.64	$1.05

Shares used in computing net income per share:
Basic	53,830	56,070	53,391	58,111
Diluted	53,930	56,180	53,497	59,980

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended		Three Months Ended
	January 31,		January 31,		October 31,
	2013	2012	2013	2012	2012
GAAP net income	$21,308	$111	$33,980	$63,168	$10,345
Add:
Stock-based compensation in cost of revenues	914	831	2,951	2,007	977
Stock-based compensation in research, development and related expenses	3,668	3,618	12,533	9,471	4,113
Stock-based compensation in selling, general and administrative expenses	3,206	2,866	10,266	7,871	3,344
(Increase) decrease in provision for income taxes without the effect of stock-based compensation	2,362	(29)	1,840	2,125	(228)
Non-GAAP net income	$31,458	$7,397	$61,570	$84,642	$18,551

GAAP provision for (benefit from) income taxes	$2,459	$(22)	$4,137	$5,799	$4,211
(Increase) decrease in provision for income taxes without the effect of stock-based compensation	2,362	(29)	1,840	2,125	(228)
Non-GAAP provision for income taxes	$97	$7	$2,297	$3,674	$4,439

Non-GAAP net income per share:
Basic	$0.58	$0.13	$1.15	$1.46	$0.35
Diluted	$0.56	$0.13	$1.10	$1.39	$0.33

Shares used in computing non-GAAP net income per share:
Basic	53,830	56,070	53,391	58,111	53,514
Diluted	56,453	58,411	55,947	61,090	56,211

Contact Information

Investor Relations:

Arnab Chanda

OmniVision Technologies, Inc.

408.653.3144

invest@ovt.com